Exhibit 2
EXECUTION VERSION
SECURITIES PURCHASE AGREEMENT
between
Blesbok LLC,
Allied Investments, LP,
and
Allied Capital Corporation
Dated as of March 31, 2006

TABLE OF CONTENTS

1.	Sale and Purchase of the Securities

	1.1	Sale and Purchase of the Securities
	1.2	Closing

2.	Representations and Warranties of Sellers

	2.1	Authorization, etc.
	2.2	Title; Warrant
	2.3	No Conflicts, etc.
	2.4	Status
	2.5	Consents
	2.6	Brokers
	2.7	Limitation on Representations and Warranties

3.	Representations and Warranties of Purchaser

	3.1	Authorization, etc.
	3.2	No Conflicts, etc.
	3.3	Status
	3.4	Consents
	3.5	Purchase for Investment
	3.6	No Brokers
	3.7	Limitation on Representations and Warranties

4.	Certain Covenants

	4.1	Confidentiality
	4.2	Publicity
	4.3	Further Assurances
	4.4	Indemnification
	4.5	Assignment and Assumption of the Ancillary Rights

5.	[Reserved]

6.	[Reserved]

7.	Definitions

	7.1	Terms Generally
	7.2	Certain Terms

8.	Miscellaneous

	8.1	Expenses
	8.2	Notices
	8.3	Jurisdiction
	8.4	Governing Law
	8.5	Binding Effect
	8.6	Assignment
	8.7	No Third Party Beneficiaries
	8.8	Amendment; Waivers, etc.
	8.9	Entire Agreement
	8.10	Severability
	8.11	Headings
	8.12	Counterparts
	8.13	Survival of Representations and Warranties, etc.

SECURITIES PURCHASE AGREEMENT
     This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of March 31, 2006, is entered into between Blesbok LLC, a Delaware limited liability company (the “Purchaser”), Allied Investments, LP, a Delaware limited partnership and successor-in-interest to Allied Investment Corporation, a Maryland corporation (“Allied Investments”), and Allied Capital Corporation, a Maryland corporation and successor-in-interest to Allied Capital Corporation II, a Maryland corporation (“Allied”, and together with Allied Investments, the “Sellers” and each a “Seller”).
W I T N E S S E T H
     WHEREAS, Sellers wish to sell to Purchaser, and Purchaser wishes to purchase from Sellers the securities of Nobel Learning Communities, Inc., a Delaware corporation (the “Company”) listed on Schedule A hereto (collectively, the “Securities”),together with all rights and benefits associated with the Securities under the agreements listed on Schedule A hereto (the “Ancillary Rights”), on the terms and conditions and for the consideration described in this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows:
     1. Sale and Purchase of the Securities.
          1.1 Sale and Purchase of the Securities. Subject to the terms and conditions hereof, Sellers hereby sell and assign to Purchaser, and Purchaser hereby purchases and accepts from Sellers, the Securities and the Ancillary Rights, for an aggregate purchase price of Three Million Five Hundred Fifty-eight Thousand Three Hundred Eighty-five Dollars ($3,558,385) (the “Purchase Price”), payable in cash at the Closing in the manner set forth in Section 1.2. The Purchase Price shall be allocated amongst the Securities as set forth in Schedule A attached hereto.
          1.2 Closing. The closing of the sale of the Securities and the Ancillary Rights by Sellers to Purchaser and the purchase of the Securities and the Ancillary Rights by Purchaser from Sellers as contemplated by Section 1.1 (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement (the “Closing Date”). At the Closing:

(a) Sellers shall deliver or cause to be delivered to Purchaser, free and clear of any Liens, the certificates representing the Securities duly endorsed or accompanied by stock powers or other instruments of transfer duly executed for transfer to Purchaser; and
(b) Purchaser shall pay to Sellers the Purchase Price by wire transfer of immediately available funds to the account(s) of Sellers designated in writing to Purchaser at least three Business Days prior to the Closing Date.
     2. Representations and Warranties of Sellers.
     Each Seller represents and warrants to Purchaser as follows:
          2.1 Authorization, etc. Such Seller has full corporate or partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the purchase and sale of the Securities and the Ancillary Rights contemplated hereby. The execution, delivery and performance of this Agreement by such Seller, and the consummation of the purchase and sale of the Securities and the Ancillary Rights contemplated hereby, have been duly authorized by all requisite corporate or partnership action of such Seller. Such Seller has duly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms.
          2.2 Title; Warrant. Such Seller owns, legally and beneficially, all of the Securities set forth opposite its name on Schedule A hereto and the Ancillary Rights. Upon the delivery of and payment for the Securities and the Ancillary Rights at the Closing as provided for in this Agreement, Purchaser will acquire good and valid title to all of the Securities and the Ancillary Rights, free and clear of any Lien. Attached hereto as Exhibit A is an accurate and complete copy of the Common Stock Purchase Warrant (the “Warrant”) included in the Securities. The Warrant is currently exercisable for 531,255 shares of the Company’s Common Stock at $7.00 per share.
          2.3 No Conflicts, etc. The execution, delivery and performance of this Agreement by such Seller, and the consummation of the purchase and sale of the

           Securities and the Ancillary Rights contemplated hereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination or amendment, or require modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the properties or assets of such Seller under, (a) any Law applicable to such Seller or any of its properties or assets, (b) any provision of any of the Organizational Documents of such Seller, or (c) any Contract to which such Seller is a party or by which any of its properties or assets (including the Securities and the Ancillary Rights) are bound.
          2.4 Status. Such Seller is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has full power and authority to, conduct its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated except as would not reasonably be expected to prevent or materially impair or delay the ability of such Seller to sell the Securities and the Ancillary Rights and otherwise fulfill its obligations under this Agreement.
          2.5 Consents. All Governmental Approvals or other Consents required to be obtained by such Seller in connection with the execution and delivery of this Agreement and the consummation of the purchase and sale of the Securities and the Ancillary Rights contemplated hereby have been obtained.
          2.6 Brokers. Such Seller has not taken any action that would give rise to a claim by any Person for any broker’s or finder’s fee, commission or similar payment in connection with the transactions contemplated by this Agreement.
          2.7 Limitation on Representations and Warranties. Such Seller makes no representation or warranty concerning the Securities and the Ancillary Rights or the transactions contemplated by this Agreement except as expressly set forth in this Article 2, and except as set forth in this Article 2 and Section 4.4, the sale of the Securities and the Ancillary Rights hereunder is without recourse to or representation or warranty by such Seller.
     3. Representations and Warranties of Purchaser. Purchaser represents and warrants to Sellers as follows:

          3.1 Authorization, etc. Purchaser has full limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the purchase and sale of the Securities and the Ancillary Rights contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the purchase and sale of the Securities and the Ancillary Rights contemplated hereby, have been duly authorized by all requisite limited liability company action of Purchaser. Purchaser has duly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.
          3.2 No Conflicts, etc. The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the purchase and sale of the Securities and the Ancillary Rights contemplated hereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time, or both), create in any other Person a right or claim of termination or amendment, or require modification, acceleration or cancellation of, or result in or require the creation of any Lien (or any obligation to create any Lien) upon any of the properties or assets of Purchaser under (a) any Law applicable to Purchaser or any of its properties or assets, (b) any provision of any of the Organizational Documents of Purchaser, or (c) any Contract to which Purchaser is a party or by which its properties or assets are bound.
          3.3 Status. Purchaser is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full power and authority to conduct its business and to own or lease and to operate its properties as and in the place where such business is conducted and such properties are owned, leased or operated except as would not reasonably be expected to prevent or materially impair or delay the ability of Purchaser to purchase the Securities and the Ancillary Rights and otherwise fulfill its obligations under this Agreement.
          3.4 Consents. All Governmental Approvals or other Consents required to be obtained by Purchaser in connection with the execution and delivery of this Agreement and the consummation of the purchase and sale of the Securities and the Ancillary Rights contemplated hereby have been obtained.

          3.5 Purchase for Investment. Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D under the U.S. Securities Act of 1933, as amended, has such knowledge and experience in financial business matters as to be capable of evaluating the merits and risks of its purchase of the Securities hereunder, has no need for liquidity in such Securities and has the ability to bear the economic risks of its purchase of the Securities hereunder. Purchaser is currently an investor in the Company and is knowledgeable as to the business and affairs of the Company. Purchaser is purchasing the Securities solely for investment, with no present intention to resell the Securities in violation of applicable securities laws. Purchaser hereby acknowledges that the Securities have not been registered pursuant to the U.S. Securities Act of 1933, as amended, or any state securities laws, and may not be transferred in the absence of such registration or an exemption therefrom.
          3.6. Brokers. Purchaser has not taken any action that would give rise to a claim by any Person for any broker’s or finder’s fee, commission or similar payment in connection with the transactions contemplated by this Agreement.
          3.7 Limitation on Representations and Warranties. Purchaser makes no representation or warranty concerning the transactions contemplated by this Agreement except as expressly set forth in this Article 3, and except as set forth in this Article 3 and Section 4.4, the transactions contemplated by this Agreement are without recourse to or representation or warranty by Purchaser.
     4. Certain Covenants.
          4.1 Confidentiality. Subject to the last sentence of this Section 4.1, each party shall maintain the confidentiality of and not disclose the Confidential Information, provided that (i) such party may deliver or disclose Confidential Information to such party’s representatives, officers, directors, affiliates, members of its investment committees, advisory committees, and similar bodies, and Persons related thereto, who are informed of the confidentiality obligations of this Section 4.1; provided, that such party shall be responsible for any disclosure made by any of the foregoing as if it had been made by such party, (ii) any Person may deliver or disclose Confidential Information to any Governmental Authority to the extent required by applicable Law or (iii) any Person may deliver or disclose Confidential Information to any other Person to which such delivery or disclosure may be necessary (A) to effect compliance with any Law applicable to such Person, or (B) in response to any subpoena or other legal process. Nothing in this Section 4.1 or in Section 4.2 below shall restrict any Person from making any filings with the United States Securities and Exchange Commission (and forwarding copies of such filings to the Company), or require any notice or submission to or consultation with or approval of any other party prior thereto, including, without limitation, filings that may include a copy of this Agreement and/or the disclosure of the terms and conditions set forth in this Agreement.
          4.2 Publicity. Except as provided in the last sentence of Section 4.1 above or as may be required by the rules of any quotation system or exchange on which the Company’s or any party hereto’s securities are listed or applicable Law, neither party shall issue a publicity release or announcement concerning this Agreement or the transactions contemplated hereby without the prior approval of the other parties. Except as provided in the last sentence of Section 4.1 above, if any announcement is required by applicable Law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.
          4.3 Further Assurances. Following the Closing Date, each party shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by any other party, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the purchase and sale of the Securities and the Ancillary Rights contemplated hereby, or otherwise to carry out the intent and purposes of this Agreement (which include the transfer by the Sellers to Purchaser of the ownership and intended related benefits of the Securities and the Ancillary Rights in the manner contemplated by this Agreement).
          4.4 Indemnification.
               4.4.1 Sellers shall indemnify and hold harmless Purchaser and its Affiliates and their respective members, directors, officers, employees and agents (collectively with Purchaser and its Affiliates, the “Purchaser Indemnitees”) from and against any and all claims, demands or suits by any person, and all losses, liabilities, damages, obligations, payments, costs and expenses (including reasonable legal fees and expenses and including costs and expenses incurred in connection with investigations and settlement proceedings) (each, an “Indemnifiable Loss”), as incurred, asserted against or suffered by any Purchaser Indemnitee relating to, resulting from or arising out of any breach by Sellers of any representation, warranty, covenant or agreement of Sellers contained in this Agreement.
               4.4.2 Purchaser shall indemnify and hold harmless each Seller and its Affiliates and their respective directors, officers, trustees, employees and agents (collectively with each Seller and its Affiliates, the “Seller Indemnitees”) from and against any and all Indemnifiable Losses, as incurred, asserted against or suffered by any Seller Indemnitee relating to, resulting from or arising out of any breach by Purchaser of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement.
               4.4.3 To the fullest extent permitted by law, no Purchaser Indemnitee nor any Seller Indemnitee shall be liable to any Purchaser Indemnitee or Seller Indemnitee for any claims, demands or suits for consequential, incidental, special, exemplary, punitive, indirect or multiple damages connected with or resulting from any breach of this Agreement, including any such damages which are based upon breach of contract, tort (including negligence and misrepresentation), breach of warranty, strict liability, statute, operation of law or any other theory of recovery.
               4.4.4 The rights and remedies of Sellers and Purchaser under this Section 4.4. are, solely as between Sellers and Purchaser, exclusive and in lieu of any and all other rights and remedies which Sellers and Purchaser may have under this Agreement for monetary relief with respect to any breach of, or failure to perform, any covenant or agreement set forth in this Agreement, or any breach of any representation or warranty by Sellers or Purchaser. Each party agrees that the previous sentence shall not limit or otherwise affect any non-monetary right or remedy which party may have under this Agreement or otherwise limit or affect either party’s right to seek equitable relief, including the remedy of specific performance.
          4.5. Assignment and Assumption of the Ancillary Rights. Subject to the terms and provisions of this Agreement, Sellers hereby sell, transfer, convey and assign to Purchaser the Ancillary Rights and Purchaser hereby accepts such sale, transfer, conveyance and assignment of the Ancillary Rights and assumes all duties and obligations of Sellers set forth in the agreements listed on Schedule A hereto that are associated with the Ancillary Rights to the extent such duties and obligations are required by Purchaser to exercise its rights, title and interest in and to the Ancillary Rights.
     5. [Reserved.]
     6. [Reserved.]
     7. Definitions.
          7.1 Terms Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections and Schedules shall be deemed references to Sections of, and Schedules to, this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Section 7 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “US$” shall be deemed references to the lawful money of the United States of America.
          7.2 Certain Terms. Whenever used in this Agreement (including in the Schedules), the following terms shall have the respective meanings given to them below or in the Sections indicated below:
Affiliate: of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.
Agreement: as defined in the first paragraph of this Agreement.

Ancillary Rights: as defined in the recitals of this Agreement.
Business Day: any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in Washington, D.C.
Closing: as defined in Section 1.2.
Closing Date: as defined in Section 1.2.
Company: as defined in the recitals of this Agreement.
Confidential Information: information regarding the transactions contemplated by this Agreement provided that such Confidential Information does not include information that (a) was publicly known or otherwise known to such receiving party prior to the time of such disclosure, (b) subsequently becomes publicly known through no breach of this Agreement by such receiving party or any Person acting on such party’s behalf, or (c) otherwise becomes known to such receiving party other than through disclosure by the delivering party or any Person with a duty to keep such information confidential.
Consent: any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.
Contract: all loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, warranties, licenses, franchises, permits, powers of attorney, purchase orders, leases, and other agreements, contracts, instruments, obligations, offers, commitments, arrangements and understandings, written or oral.
Governmental Approval: any Consent of, with or to any Governmental Authority.

Governmental Authority: any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of any nation or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization.
Law: all applicable provisions of all (a) constitutions, treaties, statutes, laws, codes, rules, regulations, ordinances or orders of any Governmental Authority, (b) Governmental Approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.
Lien: any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such Liens as may arise under any Contract.
Organizational Documents: as to any Person, its certificate or articles of incorporation, certificate or articles of limited partnership, by-laws, partnership agreement, memorandum and articles of association or other organizational and constitutive documents.
Person: any natural person, firm, partnership, association, corporation, limited liability company, company, trust, business trust, Governmental Authority or other entity.
Purchase Price: as defined in Section 1.1.
Purchaser: as defined in the first paragraph of this Agreement.
Securities: as defined in the recitals of this Agreement.

Warrant: as defined in Section 2.3.
     8. Miscellaneous.
          8.1 Expenses. Except as set forth below in this Section 8.1 or as otherwise specifically provided for in this Agreement, each party shall bear its respective expenses, costs and fees (including attorneys’ fees) in connection with the purchase and sale of the Securities and the Ancillary Rights contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith; provided that for the avoidance of doubt, any transfer tax or similar tax associated with the transfer of the Securities contemplated hereby shall be borne solely by Purchaser.
          8.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) sent by next-day or overnight mail or delivery or (c) sent by facsimile, as follows:
          (i) if to Purchaser,
Blesbok LLC
1250 Fourth Street
Santa Monica, CA 90401
Attention: Managing Member
          with a copy to:
Maron & Sandler
1250 Fourth Street
Suite 550
Santa Monica, CA 90401
Fax: 310/570-4910
Telephone: 310/570-4900
Attention: Stanley E. Maron, Esq.

          (ii) If to Sellers,
Allied Capital Corporation
1919 Pennsylvania Avenue, N.W.
Washington, D.C. 20006
Fax: 202/659-2053
Telephone: 202/721-1819
Attention: Michael Massey
          with a copy to:
Dickstein Shapiro Morin & Oshinsky LLP
2101 L Street, N.W.
Washington, D.C. 20037
Fax: 202/887-0689
Telephone: 202/785-9700
Attention: Emanuel Faust, Jr.
or, in each case, at such other address as may be specified in writing to the other parties hereto in accordance with this Section 8.2.
     All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery on the day after such delivery, (ii) if by next-day or overnight mail or delivery, on the day delivered or (iii) if by facsimile, on the next day following the day on which such facsimile was sent, provided that a copy is also sent by another method described herein.
          8.3 Jurisdiction. Each of the parties irrevocably consents to the non-exclusive jurisdiction of the courts of the State of State of New York and the courts of the United States of America located in the Borough of Manhattan, City and State of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York and the courts of the United States of America located in the Borough of Manhattan, City and State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
          8.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK.
          8.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.
          8.6 Assignment. This Agreement shall not be assignable or otherwise transferable by either party hereto without the prior written consent of the other party hereto, and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, however, that Purchaser may assign any or all of its rights and benefits hereunder to any of its Affiliates without having to obtain any such consent.
          8.7 No Third Party Beneficiaries. Except as provided in Section 4.4, nothing in this Agreement will provide any benefit to any third party, or entitle any third party to any claim, cause of action, remedy or right of any kind.
          8.8 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.
          8.9 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
          8.10 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.
          8.11 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.
          8.12 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.
          8.13 Survival of Representations and Warranties, etc. The representations and warranties contained in this Agreement shall survive indefinitely.
[Signatures on next page]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SELLERS: ALLIED CAPITAL CORPORATION
By:
Name:
Title:

ALLIED INVESTMENTS, LP
By:
Name:
Title:

[Signature of Purchaser on next page]

PURCHASER: BLESBOK LLC
By:
Name:
Title:

SCHEDULE A

Seller	Security	No. of Shares	Purchase Price

Allied	Series D Convertible Preferred Stock (Certificate Nos. D-1 and D-5 evidencing 571,808 shares)	571,808	$322,500
Allied Investments	Series D Convertible Preferred Stock (Certificate Nos. D-7 evidencing 492,022 shares	492,022	$277,500
Allied	Series F Convertible Preferred Stock (Certificate No. PF-3 evidencing 150,526 shares, plus 25,546 shares representing all accrued dividends thereon from inception)	176,072	$1,662,123
Allied	Warrant No. 1 dated June 30, 1998 to purchase shares of Common Stock	531,255	$1,296,262
		Total	$3,558,385

ANCILLARY RIGHTS:
Warrant to Purchase Common Stock:
First Amended and Restated Registration Rights Agreement between Nobel Education Dynamics, Inc., a Delaware corporation, and Allied, dated as of June 30, 1998, as amended on June 17, 2003 and September 9, 2003.
Series F Convertible Preferred Stock:
Registration Rights Agreement between the Company, Allied, Camden Partners Strategic Fund II-A, L.P., a Delaware limited partnership, Camden Partners Strategic Fund II-B, L.P., a Delaware limited partnership, Mollusk Holdings, L.L.C., a California limited liability company and Blesbok LLC, a Delaware limited liability company, dated as of September 9, 2003.

EXHIBIT A
Common Stock Purchase Warrant

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.
NOBEL EDUCATION DYNAMICS, INC.
Common Stock Purchase Warrant

Warrant No. 1	June 30, 1998
     NOBEL EDUCATION DYNAMICS, INC., a Delaware corporation (the “Company”), hereby certifies that, for value received, ALLIED CAPITAL CORPORATION (the “Holder”), or its successors or registered assigns, is entitled, subject to the terms set forth below, to purchase from the Company at any time or from time to time on or after June 30, 1998 and before 5:00 p.m., Washington, D.C. time, on the Expiration Date (as hereinafter defined) up to an aggregate of 531,255 fully paid and nonassessable shares of the Company’s common stock $.001 par value per share (the “Common Stock”), representing 6.5% of the Company’s fully-diluted Common Stock as of June 30, 1998 (“Ownership Percentage”), at a price per share equal to the Exercise Price (as hereinafter defined) in effect at the time of the exercise of this Warrant. The number of shares of Common Stock issuable upon the exercise of this Warrant and the Exercise Price are subject to adjustment as provided in this Warrant.
     This Warrant is issued pursuant to a certain Investment Agreement (the “Agreement”) dated as of June 30, 1998, by and among the Company and its subsidiaries and the Holder, a copy of which is on file at the principal office of the Company. The holder of this Warrant shall be entitled to the benefits of the Agreement, as provided therein.
     As used herein the following terms, unless the context otherwise requires, have the following respective meanings:
     (a) The term “Company” shall include Nobel Education Dynamics, Inc. and any corporation that shall succeed to or assume the obligations of Nobel Education Dynamics, Inc. hereunder.
     (b) The term “Exercise Price” shall mean, subject to adjustment pursuant to Section 5 hereof, $8.5625 per share of Common Stock.
     (c) The term “Expiration Date” refers to 5:00 p.m., Washington, D.C. time, on June 30, 2006.

     1. Exercise and Conversion of Warrant.
          1.1 Exercise. Subject to Section 1.3 hereof, this Warrant may be exercised in full or in part at any time or from time to time until the Expiration Date by the holder either (a) by surrender of this Warrant and the subscription form annexed hereto (duly executed) by such holder, to the Company at its principal office, accompanied by payment, in cash, by the surrender of any promissory note or notes or other instruments evidencing any indebtedness outstanding from the Company to the holder hereof, by cancellation of Warrants previously held by the holder hereof or in Common Stock previously owned or acquired upon exercise of this Warrant or by certified or official bank check payable to the order of the Company in the amount obtained by multiplying (x) the number of shares of Common Stock designated by the holder in the subscription form by (y) the Exercise Price then in effect, or (b) if in connection with a registered public offering of the Company’s securities, the surrender of this Warrant (with the subscription form annexed hereto duly executed) at the principal office of the Company together with notice of arrangements reasonably satisfactory to the Company for payment to the Company either by check or from the proceeds of the sale of shares to be sold by the holder in such public offering of an amount equal to the then applicable Exercise Price per share multiplied by the number of shares of Common Stock then being purchased. On any partial exercise the Company at its expense will forthwith issue and deliver to or upon the order of the holder hereof a new Warrant or Warrants of like tenor, in the name of the holder hereof or as the holder (upon payment by such holder of any applicable transfer taxes) may request, providing in the aggregate on the face or faces thereof for the number of shares of Common Stock for which such Warrant or Warrants may still be exercised.
     1.2 Conversion.
               (a) The holder of this Warrant shall have the right to require the Company to convert this Warrant (the “Conversion Right”), in whole or in part, at any time prior to the Expiration Date, into shares of Common Stock as provided for in this Section 1.2. Upon exercise of the Conversion Right, the Company shall deliver to the holder (without payment by the holder of any Exercise Price) such number of fully paid and nonassessable shares of Common Stock as is computed using the following formula:

X =	Y (A-B) A

where X =	the number of shares of Common Stock to be issued to the holder hereof pursuant to this Section 1.2.

Y =	the number of shares of Common Stock then issuable upon the exercise of this Warrant that the holder hereof is surrendering in connection with the exercise of the Conversion Right.

A =	the Fair Market Value of one share of Common Stock, at the time the Conversion Right is exercised pursuant to this Section 1.2.

B =	the Exercise Price in effect under this Warrant at the time the Conversion Right is exercised pursuant to this Section 1.2.
               (b) The Conversion Right may be exercised by the holder, at any time, or from time to time, prior to the Expiration Date, on any business day by delivering a written notice (the “Conversion Notice”) to the Company exercising the Conversion Right and specifying (i) the total number of shares of Common Stock the holder wishes to acquire pursuant to such conversion and (ii) a place and a date not less than one nor more than 20 business days from the date of the Conversion Notice for the closing of such purchase.
               (c) Upon any exercise of the Conversion Right under Section 1.2(b) hereof, (i) the holder will surrender the Warrant and (ii) the Company will deliver to the holder a certificate or certificates for the number of shares of Common Stock issuable upon such conversion, together with cash, in lieu of any fraction of a share, as provided in Section 2 below. Upon any partial exercise of such Conversion Right, the Company at its expense will forthwith issue and deliver to or upon the order of the holder hereof a new Warrant or Warrants of like tenor, in the name of the holder hereof or as such holder (upon payment by such holder of any applicable transfer taxes) may request, providing in the aggregate on the face or faces thereof for the number of shares of Common Stock for which such Warrant or Warrants may still be exercised or converted after giving effect to the exercise of the Conversion Right.
               (d) Fair Market Value of a share of Common Stock as of a particular date (the “Determination Date”) shall mean:
          (i) If the Company’s Common Stock is traded on an exchange or is quoted on The Nasdaq National Market, then the average of the high and low sale price reported for the 30 business days immediately preceding the Determination Date.
          (ii) If the Company’s Common Stock is not traded on an exchange or on The Nasdaq National Market but is traded in the over-the-counter market, then the average of the means of the closing bid and asked prices reported for the 30 business days immediately preceding the Determination Date.
          (iii) Except as provided in subsections 1.2(d)(iv) below, if the Company’s Common Stock is not publicly traded, then the Appraised Fair Market Value, pursuant to Section 1.2(e) below.

          (iv) If the Determination Date is the date of a liquidation, dissolution or winding up of the Company, or any event deemed to be a liquidation, dissolution or winding up pursuant to the Company’s Certificate of Incorporation, as amended (the “Charter”), then the amount specified in the Charter upon liquidation, dissolution or winding up, assuming for purposes of this subsection 1.2 that all of the shares of Common Stock issuable upon exercise of all of the Warrants are outstanding at the Determination Date.
               (e) Appraised Fair Market Value. The “Appraised Fair Market Value” shall be determined by the following method:
          (i) If the Company and the holder of the Warrant agree on the selection of an appraiser, such appraiser shall determine a value, and such value shall be the Appraised Fair Market Value;
          (ii) If the Company and the holder of the Warrant shall not agree on the selection of an appraiser within 10 days, each of the Company and the Holder, shall select an appraiser who shall each determine a value;
          (iii) If the values determined by such two appraisers are the same (or the lower value determined by an appraiser is within one percent of the value determined by the other), then such value (or the average of such two values) shall be the Appraised Fair Market Value;
          (iv) If the foregoing two appraisals are not the same and the lower value determined by an appraiser differs by more than one percent of the value determined by the other, then the appraisers shall together select a third appraiser to determine a value;
          (iv) If the determination of the third appraiser is greater than the largest of the first two appraisals or less than the smallest of the first two appraisals, then the average of the first two appraisals shall be the Appraised Fair Market Value; and
          (v) If the determination of the third appraiser is between the first two appraisals, then the average of the third appraisal and the closest of the first two appraisals shall be the Appraised Fair Market Value.
Each party shall pay the fees and costs of the appraiser it selects, and the fees and costs of the third appraiser, if any, shall be paid equally by Company and the Holder.
          1.3 Trustee for Warrant Holder. In the event that a bank or trust company shall have been appointed as trustee for the holder of the Warrant pursuant to subsection 4.2 hereof, such bank or trust company shall have all the powers and duties of a warrant agent appointed pursuant to Section 15 and shall accept, in its own name for the account of the Company or such successor person as may be entitled thereto, all amounts otherwise payable to the Company or such successor, as the case may be, on exercise or conversion of this Warrant pursuant to this Section 1. The Company shall give the holder of the Warrant notice of the appointment of any trustee and any change thereof.
     2. Delivery of Stock Certificates. As soon as practicable after the exercise or conversion of this Warrant, and in any event within 30 days thereafter, the Company at its expense (including the payment by it of any applicable issue or stamp taxes) will cause to be issued in the name of and delivered to the holder hereof, or as such holder (upon payment by such holder of any applicable transfer taxes) may direct, a certificate or certificates for the number of fully paid and nonassessable shares of Common Stock to which such holder shall be entitled on such exercise or conversion, in such denominations as may be requested by such holder, plus, in lieu of any fractional share to which such holder would otherwise be entitled, cash equal to such fraction multiplied by the then current market value (as determined in good faith by the Board of Directors) of one full share, together with any other stock or other securities and property (including cash, where applicable) to which such holder is entitled upon such exercise or conversion pursuant to Section 1 or otherwise.
     3. Adjustment for Dividends in Other Stock, Property, etc.; Reclassification, etc. In case at any time or from time to time, the holders of Common Stock shall have received, or (on or after the record date fixed for the determination of shareholders eligible to receive) shall have become entitled to receive, without payment therefor,
               (a) other or additional stock or other securities or property (other than cash) by way of dividend, or
               (b) any cash (excluding cash dividends payable solely out of earnings or earned surplus of the Company), or
               (c) other or additional stock or other securities or property (including cash) by way of spin-off, split-up, reclassification, recapitalization, combination of shares or similar corporation rearrangement, other than additional shares of Common Stock issued as a stock dividend or in a stock-split (adjustments in respect of which are provided for in Section 5), then and in each such case the holder of this Warrant, on the exercise or conversion hereof as provided in Section 1, shall be entitled to receive the amount of stock and other securities and property (including cash in the cases referred to in subdivisions (b) and (c) of this Section 3) which such holder would hold on the date of such exercise or conversion if on the date hereof he had been the holder of record of the number of shares of Common Stock called for on the face of this Warrant and had thereafter, during the period from the date hereof to and including the date of such exercise or conversion retained such shares and all such other or additional stock and other securities and property (including cash in the cases referred to in subdivisions (b) and (c) of this Section 3) receivable by him as aforesaid during such period, giving effect to all adjustments called for during such period by Section 4; provided, however, that such adjustment shall be made only in the event that the Ownership Percentage of the holder of this Warrant is reduced by 10 percent or more.
     4. Adjustment for Reorganization, Consolidation, Merger, etc.
          4.1 Reorganization; Merger; Sale of Assets. In case at any time or from time to time, the Company shall (a) effect a reorganization, (b) consolidate with or merge into any other person, or (c) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then in each such case, the holder of this Warrant, on the exercise or conversion hereof as provided in Section 1 at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Common Stock issuable on such exercise or conversion prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such holder had so exercised or converted this Warrant, immediately prior thereto, all subject to further adjustment thereafter as provided in Sections 3 and 5.
          4.2 Dissolution. In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall at its expense deliver or cause to be delivered the stock and other securities and property (including cash, where applicable) receivable by the holder of this Warrant after the effective date of such dissolution pursuant to this Section 4 to the holder or a bank or trust company having its principal office in Washington, D.C., as trustee for the holder or holders of the Warrants.
          4.3 Continuation of Terms. Upon any reorganization, consolidation, merger or transfer followed by dissolution referred to in this Section 4 (where, in the case of a transfer followed by a dissolution, the transferee is paying for the Company’s assets all or in part with its equity securities), this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the shares of stock and other securities and property receivable on the exercise or conversion of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be. The Company shall be obligated, prior to and as a condition of such transaction, to enter into an agreement for the benefit of the Warrant holders that is binding upon the issuer of any such stock or other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, pursuant to which such person shall expressly assume the terms of this Warrant as provided in Section 6.

     5. Other Adjustments.
          5.1 Adjustment for Extraordinary Events. In the event that the Company shall (i) issue additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) subdivide or reclassify outstanding shares of Common Stock, or (iii) combine outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, in each such event, the Exercise Price shall, simultaneously with the happening of such event be adjusted by multiplying the then Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Exercise Price then in effect. The Exercise Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 5. The Holder of this Warrant shall thereafter, on the exercise hereof as provided in Section 1, be entitled to receive that number of shares of Common Stock determined by multiplying the number of shares of Common Stock issuable upon the exercise of this Warrant immediately prior to such issuance by a fraction of which (i) the numerator is the Exercise Price in effect immediately prior to the issuance resulting in an adjustment to the Exercise Price and (ii) the denominator is the Exercise Price in effect after giving effect to any adjustment resulting from such issuance.
          5.2 Adjustment for Issuances Below Exercise Price. If the Company shall at any time or from time to time after June 30, 1998 issue or sell any shares of Common Stock (other than (i) shares issued in transactions to which Section 5.1 of this Warrant applies, (ii) up to 1,091,750 shares of Common Stock (appropriately adjusted for subdivisions, combinations, stock dividends and the like) issued as compensation or pursuant to the exercise of options granted as compensation to employees, officers, directors or consultants of the Company in connection with their service to the Company, (iii) shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock, Series C Convertible Preferred Stock, or Series D Convertible Preferred Stock, and (iv) shares of Common Stock issuable pursuant to subscriptions, warrants, options, convertible securities, or other rights outstanding as of June 30, 1998 and not included in clauses (i), (ii) or (iii) above) for a consideration per share less than the Exercise Price in effect for this Warrant immediately prior to the time of such issue or sale, then forthwith upon such issue or sale the Exercise Price shall (until another such issue or sale) be reduced to a price (calculated to the nearest cent) determined by dividing (i) an amount equal to the sum of (X) the number of shares of Common Stock outstanding immediately prior to such issue or sale, multiplied by the Exercise Price in effect immediately prior to such event plus (Y) the consideration, if any, received by the Company upon such issue or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale. Further, the number of shares purchasable thereunder shall be increased to a number determined by dividing (i) the number of shares purchasable hereunder immediately prior to such issue or sale, multiplied by a fraction of which (x) the numerator is the Exercise Price hereunder immediately prior to such event, and (y) the denominator is the Exercise Price in effect immediately after the foregoing adjustment.

          For the purposes of this Section 5.2, the following provisions shall also be applicable:
          A. In case the Company shall in any manner offer any rights to subscribe for or to purchase shares of Common Stock, or grant any options for the purchase of shares of Common Stock, at a price less than the Exercise Price in effect immediately prior to the time of the offering of such rights or the granting of such options, as the case may be, all shares of Common Stock which the holders of such rights or options shall be entitled to subscribe for or purchase pursuant to such rights or options shall be deemed to be issued or sold as of the date of the offering of such rights or the granting of such options, as the case may be, and the minimum aggregate consideration named in such rights or options for the Common Stock covered thereby, plus the consideration received by the Company for such rights or options, shall be deemed to be the consideration actually received by the Company (as of the date of the offering of such rights or the granting of such options, as the case may be) for the issue or sale of such shares.
          B. In case the Company shall in any manner issue or sell any shares of any class or obligations directly or indirectly convertible into or exchangeable for shares of Common Stock and the price per share for which Common Stock is deliverable upon such conversion or exchange (determined by dividing (i) the total minimum amount received or receivable by the Company in consideration of the issue or sale of such convertible or exchangeable shares or obligations, plus the total minimum amount of premiums, if any, payable to the Company upon conversion or exchange, by (ii) the total number of shares of Common Stock necessary to effect the conversion or exchange of all such convertible or exchangeable shares of obligations) shall be less than the Exercise Price in effect immediately prior to the time of such issue or sale, then such issue or sale shall be deemed to be an issue or sale (as of the date of issue or sale of such convertible or exchangeable shares or obligations) of the total maximum number of shares of Common Stock necessary to effect the conversion or exchange of all such convertible or exchangeable shares or obligations, and the total minimum amount received or receivable by the Company in consideration of the issue or sale of such convertible or exchangeable shares or obligations, plus the total minimum amount of premiums, if any, payable to the Company upon exchange or conversion, shall be deemed to be the consideration actually received (as of the date of the issue or sale of such convertible or obligations) for the issue or sale of Common Stock.
          C. In determining the amount of consideration received by the Company for Common Stock, securities convertible thereinto or exchangeable therefor, or rights or options for the purchase thereof, expenses or underwriting discounts or commissions paid by the Company shall be excluded. The Board shall determine in good faith the fair value of the amount of consideration other than money received by the Company upon the issue by it of any of its securities. The Board shall also determine in good faith the fair value of any dividend or other distribution made upon Common Stock payable in property, securities of the Company other than Common Stock or securities of a corporation other than the Company. The Board shall, in case any Common Stock, securities convertible thereinto or exchangeable therefor, or rights or options for the purchase thereof are issued with other stock, securities or assets of the Company, determine in good faith what part of the consideration received therefor is applicable to the issue of the Common Stock, securities convertible thereinto or exchangeable therefor, or rights or options for the purchase thereof.
          D. If there shall be any change in (i) the minimum aggregate consideration named in the rights or options referred to in Subsection A above, (ii) the consideration received by the Company for such rights or option, (iii) the price per share for which Common Stock is deliverable upon the conversion or exchange of the convertible or exchangeable shares or obligations referred to in Subsection B above, (iv) the number of shares which may be subscribed for or purchased pursuant to the rights or options referred to in Subsection A above, or (v) the rate at which the convertible or exchangeable shares or obligations referred to in Subsection B above are convertible into or exchangeable for Common Stock, then the Exercise Price in effect at the time of such event shall be readjusted to the Exercise Price which would have been in effect at such time had such rights, options, or convertible or exchangeable shares or obligations still outstanding provided for such changed consideration, price per share, number of shares, or rate of conversion or exchange, as the case may be, at the time initially offered, granted, issued or sold.
          E. Upon the expiration of the right to convert or exchange any convertible securities, or upon the expiration of any rights, options or warrants, without conversion, exchange or exercise, the issuance of which convertible securities, rights, options or warrants effected an adjustment in the Exercise Price, the Exercise Price shall forthwith be readjusted and thereafter be the price which it would have been (but reflecting any other adjustments in the Exercise Price made pursuant to the terms hereof after the issuance of such convertible securities, rights, options or warrants) had the adjustment of the Exercise Price made upon the issuance or sale of such convertible securities or issuance of rights, options or warrants been made on the basis of the issuance only of the number of additional shares of Common Stock actually issued upon conversion or exchange of such convertible securities, or upon the exercise of such rights, options or warrants, and thereupon only the number of additional shares of Common Stock actually so issued, if any, shall be deemed to have been issued and only the consideration actually received by the Company (computed as set forth herein) shall be deemed to have been received by the Company.
          5.3 Adjustment for Price Decline. If the trailing 30 day average high and low price for Common Stock on the 31st day of May 2000 (“May 31, 2000 Price”) is lower than the Exercise Price, the Exercise Price shall be adjusted to equal the May 31, 2000 Price.
          5.4 Adjustment Threshold. No adjustment of the Exercise Price shall be made under Section 5.1, 5.2 or 5.3 unless the aggregate actions thereunder reduce in the aggregate the Ownership Percentage of the holder of this Warrant by 10 percent or more.

     6. No Impairment. The Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, or any other similar voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of the Warrant against impairment due to such event. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any shares of stock receivable on the exercise or conversion of the Warrant above the amount payable therefor on such exercise or conversion, (b) will take all action that may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock, free from all taxes, liens and charges with respect to the issue thereof, on the exercise or conversion of all or any portion of this Warrant from time to time outstanding, and (c) will not consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Company (if the Company is not the surviving person) or transfer all or substantially all the assets of the Company to another person, unless such other person shall expressly assume in writing and will be bound by all the terms of this Warrant, including the provisions of Section 4.
     7. Certificate as to Adjustments. In each case of any adjustment or readjustment in the number or type of shares or securities issuable on the exercise or conversion of this Warrant, an officer of the Company will promptly compute such adjustment or readjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment or readjustment, the Exercise Price resulting therefrom and the increase or decrease, if any, or the number of shares purchasable at such price upon exercise or conversion of the Warrant, and showing in detail the facts and computation upon which such adjustment or readjustment is based. The Company will forthwith mail a copy of each such certificate to each registered holder of this Warrant, and will, on the written request at any time of the holder of this Warrant, furnish to such holder a like certificate setting forth the Exercise Price at the time in effect and showing how such Exercise Price was calculated.
     8. Notices of Record Date, Etc. In the event of
          (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend on, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or
          (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all the assets of the Company to or consolidation or merger of the Company with or into any other person, or
          (c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then and in each such event the Company will mail or cause to be mailed to the registered holder of this Warrant a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable on such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up, and (iii) the amount and character of any stock or other securities, or rights or option with respect thereto, proposed to be issued or granted, the date of such proposed issue or grant and the persons or class of persons to whom such proposed issue or grant is to be offered or made. Such notice shall also state that the action in question or the record date is subject to the effectiveness of a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or a favorable vote of stockholders if either is required. Such notice shall be mailed at least 20 days prior to the date specified in such notice on which any such action is to be taken or the record date, whichever is earlier.
     9. Reservation of Stock, etc., Issuable on Exercise of Warrants. The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise or conversion of the Warrant, all shares of Common Stock from time to time issuable on the exercise or conversion of this Warrant.
     10. Registration. If the issuance of any shares of Common Stock required to be reserved for purposes of exercise or conversion of this Warrant or for the conversion of such shares requires registration with, or approval of, any Federal governmental authority under any Federal or state law (other than any registration under the Securities Act) or listing on any national securities exchange, before such shares may be issued upon exercise or conversion of this Warrant or such conversion, the Company will, at its expense, use its best efforts to cause such shares to be duly registered or approved, or listed on the relevant national securities exchange, as the case may be, at such time, so that such shares may be issued in accordance with the terms hereof and so converted.
     11. Transfer of Warrant. The transfer of this Warrant and all rights hereunder, in whole or in part, is registrable at the office or agency of the authorized attorney, upon surrender of this Warrant properly endorsed. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Warrant shall have been so endorsed, may be treated by the Company and all other persons dealing with this Warrant as the absolute owner and holder hereof for any purpose and as the person entitled to exercise the rights represented by this Warrant, or to the registration of transfer hereof on the books of the Company; and until due presentment for registration of transfer on such books the Company may treat the registered holder hereof as the owner and holder for all purposes, and the Company shall not be affected by notice to the contrary.
     12. Register of Warrants. The Company shall maintain, at the principal office of the Company (or such other office as it may designate by notice to the holder hereof), a register in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee and each prior owner of such Warrant. The ownership of the Warrant shall be proved by reference to the register and, prior to due presentation for registration of transfer, the Company may treat the person in whose name the Warrant shall be registered as the absolute owner thereof for all purposes.
     13. Exchange of Warrant. Subject to Section 20, this Warrant is exchangeable, upon the surrender hereof by the holder hereof at the office or agency of the Company referred to in Section 12, for one or more new Warrants of like tenor representing in the aggregate the right to subscribe for and purchase the number of shares of Common Stock which may be subscribed for and purchased hereunder, each of such new Warrants to represent the right to subscribe for and purchase such number of shares as shall be designated by said holder hereof at the time of such surrender.
     14. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor; provided, however, if this Warrant of which the original holder of this Warrant, its nominee, or any of its officers or directors is the registered holder is lost, stolen or destroyed, the affidavit of the President, Vice President, Treasurer, or any General Partner of the registered holder setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no indemnity bond or other security shall be required as a condition to the execution and delivery by the Company of a new Warrant in replacement of such lost, stolen or destroyed Warrant other than the registered holder’s written agreement to indemnify the Company.
     15. Warrant Agent. The Company may, by written notice to the registered holder of this Warrant, appoint an agent for the purpose of issuing Common Stock on the exercise or conversion of the Warrant pursuant to Section 1, exchanging this Warrant pursuant to Section 13, and replacing this Warrant pursuant to Section 14, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such agent.
     16. Remedies. The Company stipulates that the remedies at law of the holder of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.
     17. Closing of Books. The Company will at no time close its transfer books against the transfer of any Warrant or of any shares of Common Stock issued or issuable upon the exercise or conversion of any Warrant in any manner which interferes with the timely exercise or conversion of this Warrant.
     18. No Rights or Liabilities as a Stockholder. This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company. No provision of this Warrant, in the absence of affirmative action by the holder hereof to purchase Common Stock, and no mere enumeration herein of the rights or privileges of the holder hereof, shall give rise to any liability of such holder for the Exercise Price or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.
     19. Notice, etc. All notices and other communications from the Company to the registered holder of this Warrant shall be mailed by first class registered or certified mail, postage prepaid, at such address as shall have been furnished to the Company in writing by such holder.
     20. Investment Representations. The holder hereof (and each subsequent holder) represents to the Company that this Warrant is being acquired for the holder’s own account and for the purpose of investment and not with a view to, or for sale in connection with, the distribution thereof, nor with any present intention of distributing or selling the Warrant or the Common Stock issuable upon exercise or conversion of the Warrant. The holder hereof acknowledges and agrees that the Warrant and the Common Stock issuable upon exercise or conversion of the Warrant (if any) have not been (and at the time of acquisition by such holder, will not have been or will not be) registered under the Securities Act or under the securities laws of any state, in reliance upon certain exemptive provisions of such statutes. The holder hereof recognizes and acknowledges that because the Warrant and the Common Stock issuable upon exercise or conversion of the Warrant (if any) are unregistered, they are not presently eligible for resale, and may only be resold in the future pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to a valid exemption from such registration requirements. Each subsequent holder hereof shall be required to make all of the representations which are required by this Section 20 to be made by the initial holder hereof, including without limitation the representations which are contained in the Agreement. The Company shall not be required to register the transfer of the Warrant or any Common Stock into which the Warrant may be converted on the books of the Company unless the Company shall have been provided at the transferor’s expense with an opinion of counsel reasonably satisfactory to the Company prior to such transfer to the effect that registration under the Securities Act of 1933, as amended, or any applicable state securities laws is not required in connection with the transaction resulting in such transfer. The Warrant shall bear the restrictive legend set forth at the beginning of this Warrant, and any share certificate issued upon conversion shall bear a comparable legend, except that such restrictive legend shall not be required if the opinion of counsel reasonably satisfactory to the Company referred to above is to the further effect that such legend is not required in order to establish compliance with the provisions of the Securities Act of 1933, as amended, and any applicable state securities laws, or if the transfer is made in accordance with the provisions of Rule 144 under such act.
     21. Binding Effect on Successors. This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets (to the extent provided in Section 4), and all of the obligations of the Company relating to the Common Stock issuable upon the exercise or conversion of this Warrant shall survive the exercise, conversion, and termination of this Warrant and all of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the holder hereof. The Company will, at the time of the exercise or conversion of this Warrant, in whole or in part, upon request of the holder hereof but at the Company’s expense, acknowledge in writing its continuing obligation to the holder hereof in respect of any rights (including, without limitation, any right to registration of the shares of Registrable Securities) to which the holder hereof shall continue to be entitled after such exercise or conversion in accordance with this Warrant; provided, that the failure of the holder hereof to make any such request shall not affect the continuing obligation of the company to the holder hereof in respect of such rights.
     22. Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought, subject to the provisions of the Agreement. This Warrant shall be construed and enforced in accordance with and governed by the internal laws of the State of Delaware. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. This Warrant is being executed as an instrument under seal. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
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     IN WITNESS WHEREOF the Company has executed this Warrant on the date set forth below.
Dated: June 30, 1998

NOBEL EDUCATION DYNAMICS, INC.
By:

Title:	Vice President/Chief Financial Officer

[Corporate Seal]
Attest:

Secretary

FORM OF SUBSCRIPTION
(To be signed only on exercise of Warrant)
TO: NOBEL EDUCATION DYNAMICS, INC.
     The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise this Warrant for, and to purchase thereunder,                                 shares of                       of NOBEL EDUCATION DYNAMICS, INC. and herewith makes payment of $                     therefor in cash, and requests that the certificates for such shares be issued in the name of, and delivered to                      whose address is                     .
Dated:
(Signature must conform to name of holder as specified on the face of the Warrant)

(Address)

FORM OF ASSIGNMENT
(To be signed only on transfer of Warrant)
     For value received, the undersigned hereby sells, assigns, and transfers unto                      the right represented by the within NOBEL EDUCATION DYNAMICS, INC. to which the within Warrant relates, and appoints                      Attorney to transfer such right on the books of NOBEL EDUCATION DYNAMICS, INC. with full power of substitution in the premises.
Dated:
(Signature must conform to name of holder as specified on the face of the Warrant)

(Address)
Signed in the presence of: